Exhibit 10.1
SHARE PURCHASE TERMINATION AGREEMENT
     THIS SHARE PURCHASE TERMINATION AGREEMENT has been entered into on this 15 day of May, 2006, by and between:
     1. Moody Investment Group AB, org. no. 556669-3668, a limited company organised and existing under the laws of Sweden, having its registered office at Sveavägen 59, 113 59 Stockholm, Sweden;
     2. Red River Investment Group AB, org. no. 556669-3643, a limited company organised and existing under the laws of Sweden, having its registered office at Sveavägen 59, 113 59 Stockholm, Sweden;
     3. Newco 1454 Sweden AB (under change of name to Halo Investment Group AB), org. no. 556669-3635, a limited company organised and existing under the laws of Sweden , having its registered office at Fruängsgatan 15; 129 51 Hägersten, Sweden;
     4. Bart Denny, a U.S. citizen with Swedish social security no. 720118- 2032, having his permanent residence at Tätorpsvägen 21a 2tr, 128 31 Skarpnäck, Sweden; and
     5. Bernard Clark, a U.S. citizen born June 28, 1947; having his permanent residence at 2627 Knollwood Rd, Charlotte, NC 28211, USA.
     the parties in item 1 — 5 are hereinafter referred to collectively as the “Sellers” and severally as a “Seller”; and
     6. Interchange Europe Holding Corporation, a limited company organised and existing under the laws of the State of Delaware, having its registered office at One Technology Drive, Building G, Irvine CA 92618, USA (the “Purchaser”); and
     7. Interchange Corporation, a corporation organised existing under the laws of the State of Delaware, having its registered office at One Technology Drive, Building G, Irvine CA 92618, USA (“Interchange”).
     the parties above are hereinafter referred to collectively as the “Parties” and severally as a “Party”.
RECITALS
     WHEREAS, the Parties entered into a Share Purchase Agreement dated as of February 9, 2005 (the “Purchase Agreement”) (capitalized terms used but not otherwise defined herein shall have the respective meanings provided for such terms in the Purchase Agreement);

     WHEREAS, the transactions contemplated by the Purchase Agreement were consummated on February 28, 2005 (the “Closing Date”);
     WHEREAS, the Parties continue to have contractual obligations under the Purchase Agreement including, without limitation, indemnification liabilities and the obligation to issue the DCC Shares upon the satisfaction of certain financial and other milestones, and the release of the Escrow Amount from the Indemnification Escrow Account upon certain terms and conditions; and
     WHEREAS, the Parties desire to terminate any and all further obligations under the Purchase Agreement except as set forth in this Share Purchase Termination Agreement in exchange for an early release of a portion of the Escrow Amount to the Sellers and the cancellation and return (or non-issuance) of all of the DCC Shares.
AGREEMENT
     NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, and intending to be legally bound hereby, the parties agree as follows:
     1. Termination of Purchase Agreement.
          (a) The Parties effectively hereby terminate all provisions of the Purchase Agreement except for Section 10 — Non-Compete and Section 11.7 — Confidentiality (which, subject to Section 1(b) below, shall remain in effect for the duration of the terms set forth in the Purchase Agreement), effective immediately upon the execution of this Share Purchase Termination Agreement and the receipt of the Escrow Amount by the Parties in accordance with Section 3 below.
          (b) Notwithstanding anything in the Purchase Agreement or this Share Purchase Termination Agreement to the contrary, the cash damages liability of any Seller for a breach of Section 10 — Non-Compete and/or Section 11.7 — Confidentiality shall not exceed the amount of the Escrow Amount that such Seller shall receive pursuant to Section 3 below.
     2. Effect of Termination; Mutual Discharge and Release.
          Each Party hereto, on behalf of itself and, to the extent permitted by law, its affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them (each, a “Releasing Party”), hereby fully, finally and forever releases each other party hereto and each of their respective affiliates, subsidiaries, directors, officers, stockholders, employees, agents, financial and legal advisors and other representatives, and the successors and assigns of each of them, from any and all liabilities and obligations, claims, causes of action and suits, at law or in equity, whether arising under any United States federal, state or local or any foreign law or otherwise, that any Releasing Party has or has had arising out of, relating to, or in connection with the Purchase Agreement and the transactions contemplated thereby, including, without limitation, any liability or obligation arising out of any breach based on facts of which such party has knowledge on or before the date hereof of any representation, warranty, covenant or agreement contained in the Purchase Agreement, provided that nothing in this Section 2 shall impair the survival and full force of the terms of the survival of Section 10 — Non-Compete and Section 11.7 — Confidentiality of the Purchase Agreement as modified and limited by Section 1 of this Share Purchase Termination Agreement or the Parties right to receive payment of portions of the Escrow Amount in accordance with Section 3 below.
     3. Distribution of the Escrow Amount.
          (a) The Parties hereby agree that the Escrow Amount will be immediately distributed from the Indemnification Escrow Account, and this Share Purchase Termination Agreement shall provide joint written notice to Citibank, N.A., the escrow agent, to the following Parties in the following amounts:
               (i) All DCC Shares and Two Hundred Forty Thousand U.S. Dollars (U.S. $240,000) shall be delivered to Purchaser, and
               (ii) all remaining cash in the Indemnification Escrow Account shall be distributed to the Sellers in the amounts and to the respective accounts set forth on Schedule 1.
     4. Cancellation of DCC Shares. The Parties agree that the Sellers have no right to receive any of the DCC Shares and any issued DCC Shares, either held in the Indemnification Escrow Account or otherwise, shall be cancelled by Interchange and any further obligation of Interchange to issue DCC Shares in the future is hereby terminated.
     5. Governing Law. This Share Purchase Termination Agreement shall be governed by and construed in accordance with the laws of Sweden. Section 11.12 — Arbitration in the Purchase Agreement shall apply to this Share Purchase Termination Agreement as if it were incorporated herein.
     6. Specific Performance. The Parties hereto agree that irreparable damage would occur in the event any provision of this Share Purchase Termination Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. It is accordingly agreed that in any proceeding seeking specific performance each of the parties will waive the defense of adequacy of a remedy at law.
     7. Miscellaneous.
          (a) The descriptive headings contained in this Share Purchase Termination Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Share Purchase Termination Agreement.
          (b) Each Party agrees to use reasonable effort to take reasonable actions as any other party may reasonably request to carry out the intent of this Share Purchase Termination Agreement and to take any other actions required under applicable Law to carry out and effectuate the intent of this Share Purchase Termination Agreement.
          (c) This Share Purchase Termination Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Share Purchase Termination Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto in connection with this Share Purchase Termination Agreement.
          (d) This Share Purchase Termination Agreement may be modified or amended only by a writing signed by the Parties hereto. This Share Purchase Termination Agreement may be executed and delivered (including by facsimile transmission) in one of more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
          (e) If any provision of this Share Purchase Termination Agreement is held to be illegal, invalid or unenforceable under any present or future laws, and if the rights or obligations of any party hereto under this Share Purchase Termination Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Share Purchase Termination Agreement will be construed and enforced as if such illegal, invalid or unenforceable provisions had never comprised a part hereof, and (c) the remaining provisions of this Share Purchase Termination Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

     IN WITNESS WHEREOF, the parties hereto have caused this Share Purchase Termination Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MOODY INVESTMENT GROUP AB
By:	/s/ Antony Waldorf
	Name:	Antony Waldorf

INTERCHANGE EUROPE HOLDING CORPORATION
By:	/s/ Heath B. Clarke
	Name:	Heath B. Clarke
	Title:	Chief Executive Officer

RED RIVER INVESTMENT GROUP AB
By:	/s/ Leo Sutic
	Name:	Leo Sutic

INTERCHANGE CORPORATION
By:	/s/ Heath B. Clarke
	Name:	Heath B. Clarke
	Title:	Chief Executive Officer

NEWCO 1454 SWEDEN AB UNDER CHANGE OF NAME TO HALO INVESTMENT GROUP AB
/s/ Claes Jonsson
Name:	Claes Jonsson

/s/ Bart Denny
Name:	Bart Denny

/s/ Bernard Clark
Name:	Bernard Clark